UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported)	August 31, 2005

CINCINNATI BELL INC.
(Exact Name of Registrant as Specified in Its Charter)

Ohio	1-8519	31-1056105
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

201 East Fourth Street, Cincinnati, OH 45202
(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code	(513) 397-9900

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Form 8-K	Cincinnati Bell Inc.

Item 1.01	Entry into a Material Definitive Agreement.

On August 31, 2005, Cincinnati Bell Inc. (the “Company”) executed an amendment (the “First Amendment”) to the Credit Agreement dated as of February 16, 2005 (the “Credit Agreement” and, as amended by the First Amendment, the “Amended and Restated Credit Agreement”), among the Company, certain subsidiaries of the Company, Bank of America, N.A., as administrative agent, and certain other financial institutions party thereto. The Amended and Restated Credit Agreement modifies the Credit Agreement to provide for a term loan (the “Tranche B Term Loan”) in the amount of $400,000,000, which will bear interest at a per annum rate equal to, at the Company’s option, LIBOR plus 1.50% or the Base Rate (as defined in the Amended and Restated Credit Agreement) plus 0.50%. The Tranche B Term Loan matures on August 31, 2012, and is subject to mandatory quarterly amortization payments of $1,000,000 beginning on December 31, 2005. The Tranche B Term Loan may be repaid at anytime without premium or penalty, subject to (a) a 1% prepayment premium payable with respect to any portion of the Tranche B Term Loan that is voluntarily repaid before August 31, 2006 with the proceeds of the incurrence of certain debt and (b) subject to certain conditions pertaining to minimum notice and minimum payment amounts. The Amended and Restated Credit Agreement requires the mandatory repayment of the Tranche B Term Loan with the proceeds of the incurrence of certain debt and voluntary and involuntary disposition of assets. The Tranche B Term Loan is guaranteed by each of the subsidiaries of the Company that guarantee the $250,000,000 revolving credit facility provided for in the Credit Agreement (the “Revolving Facility” and loans made thereunder, the “Revolving Loans”) and is entitled to share ratably the collateral that secures the Revolving Loans.

The proceeds of the Tranche B Term Loan, together with additional borrowings under the Revolving Facility, were used to repurchase all of the Company’s 16% Senior Subordinated Discount Notes due 2009 (the “Notes”) for an aggregate repurchase amount of approximately $448 million, including approximately $8 million of accrued interest. The aggregate accreted principal amount of the Notes as of August 31, 2005 was approximately $385 million while the aggregate accreted principal amount of the Notes at maturity would have been $442 million. Consequently, as a result of the repurchase of the Notes, we recorded a loss on extinguishment of approximately $92 million, which includes an approximately $37 milllion write-off of unamoritized debt discount and deferred note issuance costs.

The Amended and Restated Credit Agreement also modifies certain restrictions in the Credit Agreement to provide the Company with additional flexibility with respect to (a) restricted payments, including repurchases and distributions, with respect to the capital stock of the Company and (b) voluntary prepayments and repurchases of indebtedness of the Company.

The above summary of the First Amendment and the Amended and Restated Credit Agreement is qualified in its entirety by reference to the complete terms and provisions of the First Amendment and the Amended Credit Agreement filed herewith as Exhibit 10.1 and 10.2, respectively.

Item 2.03	Creation of a Direct Financial Obligation of a Registrant.

     The information included in Item 1.01 of this Current Report is incorporated by reference into this Item 2.03.

Item 8.01	Other Events.

On August 31, 2005, the Company announced the completion of the previously announced repurchase of all of its Notes. The Company financed the repurchase of the Notes with the new senior secured borrowings described above.

Item 9.01	Financial Statements and Exhibits

(c) Exhibits

Exhibit	Description
10.1
First Amendment dated as of August 31, 2005 to the Credit Agreement dated as of February 16, 2005, among the Company, certain subsidiaries of the Company, Bank of America, N.A., as administrative agent, and certain other financial institutions party thereto

10.2
Amended and Restated Credit Agreement dated as of August 31, 2005, among the Company, certain subsidiaries of the Company, Bank of America, N.A., as administrative agent, and certain other financial institutions party thereto

99.1	Registrant’s Press Release dated August 31, 2005

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CINCINNATI BELL INC.

		By:	/s/ Christopher J. Wilson
Christopher J. Wilson
Vice President and General Counsel

Date	September 1, 2005

Exhibit Index

Exhibit No.	Exhibit
10.1
First Amendment dated as of August 31, 2005 to the Credit Agreement dated as of February 16, 2005, among the Company, certain subsidiaries of the Company, Bank of America, N.A., as administrative agent, and certain other financial institutions party thereto

10.2
Amended and Restated Credit Agreement dated as of August 31, 2005, among the Company, certain subsidiaries of the Company, Bank of America, N.A., as administrative agent, and certain other financial institutions party thereto

99.1	Registrant’s Press Release dated August 31, 2005